Exhibit 5.1

PROCOPIO 12544 High Bluff Drive Suite 400 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398
DEL MAR HEIGHTS LAS VEGAS PHOENIX SAN DIEGO SILICON VALLEY

October 2, 2018

One Stop Systems, Inc.

2235 Enterprise Street #110

Escondido, California 92029

Re:	Registration Statement on Form S-8

One Stop Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to One Stop Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation for filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) for the registration of 3,432,525 shares of common stock, $0.0001 par value per share (the “Shares”), of the Company, pursuant to the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), the Company’s 2015 Stock Option Plan (the “2015 Plan”), the Company’s 2011 Stock Option Plan (the “2011 Plan”), and the Company’s 2000 Stock Option Plan (the “2000 Plan,” and together with the 2017 Plan, the 2015 Plan, and the 2011 Plan, the “Plans”).

We have examined the Plans and such corporate records, documents, instruments and certificates of the Company, and have reviewed such other documents as we have deemed relevant under the circumstances. In such examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied, without independent investigation, upon statements or certificates of public officials and officers of the Company. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Based upon, and subject to, the foregoing, and assuming that (i) the Company reserves for issuance under the Plans an adequate number of authorized and unissued shares of common stock, and (ii) the consideration required to be paid in connection with the issuance and sale of the Shares under the Plans is actually received by the Company as provided in the Plans, we are

One Stop Systems, Inc.

October 2, 2018

of the opinion that the Shares, when issued in accordance with the Plans, will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

Procopio, Cory, Hargreaves & Savitch LLP